NON-QUALIFIED STOCK OPTION

AWARD AGREEMENT

        Effective as of ________, the Company hereby grants to    [Employee]   certain rights to purchase up to: [# of Shares] total Option Shares for $[Price] per Share until ________ (“Expiration Date”) on the Terms of this Agreement, the attached Terms, and the 2004 Sypris Equity Plan (“Plan”) as follows.

Vesting Dates	# of Options Vesting	Option Prices	Expiration Dates

[2nd Anniversary]	[20% of total]	[FMV at grant]	[8th Anniversary]

[3rd Anniversary]	[20% of total]	[FMV at grant]	[8th Anniversary]

[4th Anniversary]	[20% of total]	[FMV at grant]	[8th Anniversary]

[5th Anniversary]	[20% of total]	[FMV at grant]	[8th Anniversary]

[6th Anniversary]	[20% of total]	[FMV at grant]	[8th Anniversary]

        Intending to be legally bound by all such Terms, I acknowledge the sole authority of the Committee to interpret such Terms, the forfeiture of my rights upon any termination of my employment under such Terms and my continuing status as an “at will” employee (subject to termination without cause or notice). I have received and had an opportunity to review, with the benefit of any legal counsel of my choosing the Plan, the attached Terms and this Award Agreement.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

By: _____________________________	Signature: _______________________

Name: __________________________	Name: __________________________

Title: ___________________________	Title: ___________________________

STANDARD TERMS OF AWARDS GRANTED UNDER THE
2004 SYPRIS EQUITY PLAN (“PLAN”)
TO EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES IN 2005

1.     Awards – All “Awards” granted hereby will be non-qualified Options subject to, and governed by, the terms of the Plan, these Terms and a valid, executed Award Agreement.

2.     Options – Initially, each “Option” is the right to purchase one Option Share at the Option Price, from its Vesting Date until its Expiration Date or forfeiture (subject to adjustments per the Plan). Options must be exercised with 48 hours advance written notice, unless waived by the Company.

3.     Option Price – “Option Price” means (a) the closing price per Option Share on the grant date or (b) the Performance-Based Option Price, for Performance-Based Options. The Option Price is payable to the Company in cash or any other method of payment authorized by the Committee in its discretion, which may include Stock (valued as the closing price per Share on the exercise date) or vested Options (valued as the closing price per Share on the exercise date, less the Option Price). Similarly, the Participant must arrange for tax withholding in accordance with applicable Rules, to the satisfaction of the Committee.

4.     Performance-Based Option Price – The “Performance-Based Option Price” is the highest of the Target Share Price (as defined in the Award Agreement) or the closing prices per Share, on each of the grant date and the Target Price Date.

5.     Option Shares – Initially, each “Option Share” is one Share of the Common Stock (subject to adjustments per the Plan). Option Shares may be certificated upon request, with any legends required by applicable Rules. Participants may vote, and receive dividends on, any Option Shares that they own.

6.     Vesting – Twenty percent of an Award shall vest on each of its second, third, fourth, fifth and sixth anniversaries of the grant date (or of the Target Price Date for Performance-Based Options) (each, a “Vesting Date”), unless forfeited before such Vesting Date.

7.     Expiration Date – Each Option’s “Expiration Date” will be the eighth anniversary of its grant date or of the Target Price Date, if later. Performance-Based Options may be terminated thirty days after the Committee determines that the Participant is no longer a key employee.

8.     Forfeiture – Each Option will terminate, expire and be forfeited upon the Terms of the Plan.

9.     Target Price Date – The “Target Price Date” for any Performance-Based Option is the first business day following the calendar quarter in which the average market closing price equals or exceeds the Target Share Price; provided however, that no Target Price Date shall occur after the eighth anniversary of the grant date.

10.     Leaves of Absence – The Committee may in its discretion treat all or any portion of any period during which a Participant is on military or on an approved leave of absence as a period of employment for purposes of the accrual of rights hereunder.

11.     No Other Rights – The Awards include no other rights beyond those expressly provided in the Plan, these Terms or the Award Agreement. Awards are non-assignable and non-transferable except by will or the laws of descent and distribution.

12.     Definitions – Unless otherwise specified, all capitalized terms herein shall have the meanings assigned to them in the Plan or in the Award Agreement.